Exhibit 10.7

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED

WEBBANK

and

PROSPER MARKETPLACE, INC.

STAND BY
LOAN PURCHASE AGREEMENT

Dated as of January 25, 2013

This STAND BY LOAN PURCHASE AGREEMENT (this “Agreement”), dated as of January 25, 2013 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and PROSPER MARKETPLACE, INC., a Delaware corporation, having its principal location in San Francisco, California (“PMI”).

WHEREAS, Bank and PMI are parties to a Second Amended and Restated Loan Account Program Agreement, dated as of the Effective Date (the “Loan Account Program Agreement”);

WHEREAS, Bank, PMI, and PROSPER FUNDING LLC, a Delaware limited liability company and a wholly-owned subsidiary of PMI, having its principal location in San Francisco, California (“PFL”) are parties to a Second Amended and Restated Loan Sale Agreement (the “Loan Sale Agreement”);

WHEREAS, Bank desires to sell to PMI, and PMI desires to purchase from Bank certain loan accounts originated under the Loan Account Program Agreement that are not purchased by PFL under the Loan Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1; provided, however,  that any capitalized terms not defined in Schedule 1 shall have the respective meanings attributed to such terms under the Loan Sale Agreement. The rules of construction set forth in Schedule 1 shall apply to this Agreement.

2.             Purchase of Stand By Loan Accounts; Payment to Bank; Reporting to Bank.

(a)
If PFL is obligated under the Loan Sale Agreement to purchase any Loan Accounts from Bank on a Closing Date, then to the extent that PFL fails to purchase such Loan Accounts (the “Stand By Loan Accounts”) on such Closing Date, Bank agrees to sell, transfer, assign, set-over, and otherwise convey to PMI, without recourse and with servicing released, on each the applicable Stand By Closing Date, the Stand By Loan Accounts.  All of the foregoing shall be in accordance with the procedures set forth in this Section 2 of the Agreement.  In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to PMI such Stand By Loan Accounts, PMI agrees to purchase such Stand By Loan Accounts from Bank, and PMI shall pay to Bank the Purchase Price in accordance with subsection 2(b) of this Agreement.

(b)	[*], on the Stand By Closing Date, PMI shall pay the Purchase Price for any Stand By Loan Accounts by wire transfer of immediately available funds, to an account designated by Bank.

(c)
To the extent that such materials are in Bank’s possession, upon PMI’s request, Bank agrees to cause to be delivered to PMI, at PMI’s cost, loan files on all Stand By Loan Accounts purchased by PMI pursuant to this Agreement within [*].  Such loan files shall include the application for the Stand By Loan Account, the Loan Account Agreement, confirmation of delivery of the Loan Account Agreement to the Borrower, and such other materials as PMI may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as necessary to comply with Applicable Laws.

* Confidential Treatment Requested

3.             Ownership of Stand By Loan Accounts.

(a)
On and after each Stand By Closing Date, subject to PMI’s payment of the Purchase Price on each such date, PMI shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Stand By Loan Accounts purchased from Bank on such date.  Bank agrees to make entries on its books and records to clearly indicate the sale of the Stand By Loan Accounts to PMI as of each Stand By Closing Date.  PMI agrees to make entries on its books and records to clearly indicate the purchase of the Stand By Loan Accounts as of each Stand By Closing Date.

(b)	Bank does not assume and shall not have any liability to PMI for the repayment of any Loan Proceeds or the servicing of the Stand By Loan Accounts after the related Stand By Closing Date.

(c)
PMI may not (i) securitize the Stand By Loan Accounts, or any amounts owing thereunder, or (ii) issue an “asset-backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by the Stand By Loan Accounts or any amounts owing thereunder, in each case, without the prior written consent of Bank, which consent may be withheld or conditioned in Bank’s sole discretion.

4.             Representations and Warranties of Bank. Bank hereby makes to PMI the representations and warranties set forth in Section 4 of the Loan Sale Agreement.

5.             Representations and Warranties of the Prosper Parties. PMI hereby makes to Bank the representations and warranties set forth in Section 5 of the Loan Sale Agreement.

6.             Minimum Liquidity Covenant.  PMI shall maintain Net Liquidity equal to or greater than [*] at all times during the term of this Agreement.

7.             Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the conditions precedent set forth in Section 7 of the Loan Sale Agreement.

8.             Term and Termination.

(a)	The term of this Agreement shall be the Term of the Loan Sale Agreement, and this Agreement shall automatically terminate upon the expiration or termination of the Loan Sale Agreement.

* Confidential Treatment Requested

(b)	Bank shall have the right to terminate this Agreement immediately upon written notice to PMI in any of the following circumstances:

(1)
any representation or warranty made by PMI in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to PMI;

(2)
PMI shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to PMI; or

(3)	PML defaults on its obligation set forth in Section 6.

(c)	PMI shall have the right to terminate this Agreement immediately upon written notice to Bank in any of the following circumstances:

(1)
any representation or warranty made by Bank in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to Bank; or

(2)
Bank shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to Bank.

(d)	Bank may terminate this Agreement immediately upon written notice to PMI if PMI defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement.

(e)
The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Stand By Loan Accounts sold prior to such termination.

(f)
Bank may terminate this Agreement immediately upon written notice to PMI if Bank incurs any Loss that would have been subject to indemnification under Section 10(a) but for the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification.

(g)	The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9.             Confidentiality.

(a)
Each Party agrees that Confidential Information of each other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents.  Except as required by Applicable Laws or legal process, no Party (the “Restricted Party”) shall disclose Confidential Information of any other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than a Prosper Party as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:

(1)	is generally available to the public;

(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)
becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

(c)
Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to each other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that each Party may maintain in its possession all such Confidential Information of each other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder or stored on such Party’s network as part of standard back-up procedures (provided that such information shall remain subject to the confidentiality provisions of this Section 9).

(d)
In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of any other Party, the Restricted Party shall provide such other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement.  In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and shall exercise such efforts to obtain reasonable assurance that confidential treatment shall be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.

(e)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10.           Indemnification.

(a)
PMI agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program as contemplated by this Agreement (including Losses arising from a violation of Applicable Laws or a breach by PMI or its agents or representatives of any of PMI’s representations, warranties, obligations or undertakings under this Agreement), unless such Loss results from (i) the gross negligence or willful misconduct of Bank, or (ii) Bank’s failure to timely transfer the Funding Amount to the extent required under Section 6(b) of the Loan Account Program Agreement, provided that PMI or PFL, as applicable is not in breach of any of its obligations under the Program Documents, including, but not limited to, PMI’s or PFL’s obligations with respect to the purchase of Loan Accounts under the Loan Sale Agreement or this Agreement.

(b)
To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify PMI, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which PMI is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit the liability of PMI to the extent of the actual prejudice, if any, suffered by PMI as a result of such failure.  The Indemnified Party shall provide to PMI as promptly as practicable thereafter information and documentation reasonably requested by PMI to defend against the Indemnifiable Claim.

(c)
PMI shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of PMI’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with PMI in connection therewith if such cooperation is so requested and the request is reasonable; provided that PMI shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon notice to PMI, to assume the defense of the Indemnifialbe Claim at the cost of and with the cooperation of PMI.  If PMI assumes responsibility for the settlement or defense of any such claim, (i) PMI shall permit the Indemnified Party to participate at the Indemnified Party’s expense in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both PMI and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified PMI that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by PMI; and (ii) PMI shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.

(d)
If PMI does not notify the Indemnified Party within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if PMI fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim as permitted by Section 10(c), then, in each case, the Indemnified Party shall have the right, upon notice to PMI, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify PMI prior thereto of any compromise or settlement of any such Indemnifiable Claim.  No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.

(e)	All amounts due under this Section 10 shall be payable not later than ten (10) days after written demand therefor.

(f)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.           Assignment.  This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns.  None of the Parties shall be entitled to assign or transfer any rights or obligations under this Agreement (including by operation of law) without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed.  No assignment made in conformity with this Section 11 shall relieve a Party of its obligations under this Agreement.

12.           Third Party Beneficiaries.  Nothing contained herein shall be construed as creating a third-party beneficiary relationship between any Party and any other Person.

13.           [Intentionally Omitted].

14.           Notices.  All notices and other communications that are required or may be given in connection with this Agreement shall be provided in accordance with the Loan Sale Agreement.

15.           Relationship of Parties.  The Parties agree that in performing their respective responsibilities pursuant to this Agreement, they are in the position of independent contractors.  This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and PMI.

16.           Retention of Records.  Any Records with respect to Stand By Loan Accounts purchased by PMI pursuant hereto retained by Bank shall be held as custodian for the account of Bank and PMI as owners thereof.  Bank shall provide copies of Records to PMI upon reasonable request of PMI.

17.           Agreement Subject to Applicable Laws.  If (a) any Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) any Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) any Party has been advised by legal counsel that there is a material risk that such Party’s or any other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to each other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result.  Notwithstanding any other provision of the Program Documents, including Section 8 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within [*] after the Parties initially meet, any Party may terminate this Agreement upon [*] prior written notice to the other Parties.  A Party may suspend performance of its obligations under this Agreement, or require each other Party to suspend its performance of its obligations under this Agreement, upon providing the other Parties with advance written notice, if any event described in subsection 17(a), (b) or (c) above occurs.

18.           Expenses.

(a)	Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents.

(b)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement.

19.           Examination.  Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over any other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to such other Party in responding to such Regulatory Authority’s inquiries and requests related to the Program.

20.           Inspection; Reports.  Each Party, upon reasonable prior notice from any other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject to the duty of confidentiality such Party owes to its customers and banking secrecy and confidentiality requirements otherwise applicable to such Party under Applicable Laws.  All expenses of inspection shall be borne by the Party conducting the inspection.  Notwithstanding the obligation of each Party to bear its own expenses of inspection, PMI shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of periodic on site reviews of PMI’s financial condition, operations and internal controls, not to exceed the maximum amount per visit of [*].

21.           Governing Law; Waiver of Jury Trial.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.  THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.  The terms of this Section 21 shall survive the expiration or earlier termination of this Agreement.

* Confidential Treatment Requested

22.           Manner of Payments.  Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire transfer to the bank accounts designated by the respective Parties.  Notwithstanding anything to the contrary contained herein, no Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by any other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

23.           Brokers.  None of the Parties has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against any other Party for any brokerage commission or finder’s fee or like payment.

24.           Entire Agreement.  The Program Documents, including this Agreement and its schedules and exhibits (all of which schedules and exhibits are hereby incorporated into this Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

25.           Amendment and Waiver.  This Agreement may be amended only by a written instrument signed by all of the Parties.  The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach.  All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

26.           Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

27.           Interpretation.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against any Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

28.           Jurisdiction; Venue.  The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding.  The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29.           Headings.  Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

30.           Counterparts.  This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

31.           Collateral Account.

(a)
PMI shall provide Bank with cash collateral to secure all PMI’s obligations under the Program Documents, which Bank shall deposit in a deposit account (“Collateral Account”) at Bank.  The Collateral Account shall be a deposit account at Bank, segregated from any other deposit account of PMI or Bank, that shall hold only the funds provided by PMI to Bank as collateral.  At all times, PMI shall maintain funds in the Collateral Account equal to the greatest of [*].  The Required Balance shall be calculated monthly as of the first day of each calendar month during the Term.  In the event the actual balance in the Collateral Account is less than the Required Balance, PMI shall, within [*] following notice of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account.  The “Monthly Loan Total” means, for a calendar month, the sum of the principal amounts of all Loan Accounts funded by Bank during such calendar month.

(b)
To secure all PMI’s obligations under the Program Documents (including PMI’s obligations under the prior versions of the Program Documents in effect prior to the Effective Date), PMI hereby grants Bank a security interest in all of PMI’s right, title and interest in and to the Collateral Account and all sums now or hereafter on deposit in or payable or withdrawable from the Collateral Account and the proceeds of any of the foregoing (collectively, the “Collateral”), and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest.  PMI represents that, as of the date of this Agreement, the Collateral is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank).  PMI shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Collateral.  Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.

(c)
The Collateral Account shall be a money market deposit account and shall bear interest.  The annual interest rate shall be adjusted monthly as of the first day of each month during the Term, and shall be equal to the greater of (i) [*].  The interest shall be paid monthly and credited to the Collateral Account no less frequently than quarterly, and shall be computed based on the average daily balance of the Collateral Account for the prior month.

(d)
Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any obligations of PMI under the Program Documents on which PMI has defaulted, at any time.  Bank may withdraw amounts from the Collateral Account if any obligations of PMI remain unpaid for [*] after the due date for payment.  To the extent that Bank has withdrawn amounts from the Collateral Account and such amounts are subsequently paid directly to Bank, Bank shall restore such amounts to the Collateral Account within [*] after receipt of the amounts paid directly to Bank. PMI shall not have any right to withdraw amounts from the Collateral Account.  In the event the actual balance in the Collateral Account is more than the Required Balance calculated for a particular month, then, within [*] after the Required Balance is calculated, at PMI’s option,  PMI may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance.  Within [*] after receipt of such a report from PMI, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by PMI.

* Confidential Treatment Requested

(e)	Bank shall release any funds remaining in the Collateral Account on latest to occur of: [*].

(f)	This Section 31 shall survive the expiration or termination of this Agreement.

[Signature Page Follows]

* Confidential Treatment Requested

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK

By:	/s/ Kelly M. Barnett
Name:	Kelly M. Barnett
Title:

PROSPER MARKETPLACE, INC.

By:	/s/ Stephan P. Vermut
Name:	Stephan P. Vermut
Title:	CEO

Schedule 1

Definitions

(a)	“Agreement” has the meaning set forth in the introductory paragraph.

(b)
“Cash” means money, currency or a credit balance in any demand or deposit account (but “Cash” shall exclude any amounts that would not be considered “cash” under generally accepted accounting principles).

(c)
“Cash Equivalents” means, as of the date of determination, (a) marketable securities (1) issued directly and unconditionally guaranteed as to interest and principal by the United States Government, or (2) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrument thereof, in each case maturing within one year after such date and having, at the time of the acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation and having a rating of at least A-1 from S&P or at least P-1 from Moody’s; and (d) shares of any money market fund that (1) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (2) has assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody’s.

(d)	“Claim Notice” shall have the meaning set forth in subsection 10(c).

(e)	“Disclosing Party” shall have the meaning set forth in subsection 9(b)(2).

(f)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(g)	“Indemnifiable Claim” shall have the meaning set forth in subsection 10(b).

(h)	“Indemnified Parties” shall have the meaning set forth in subsection 10(a).

(i)	“Losses” shall have the meaning set forth in subsection 10(a).

(j)	“Net Liquidity” means, as of the date of determination, the sum of unrestricted Cash and Cash Equivalents of PMI.

(k)	“Party” means PMI or Bank and “Parties” means PMI and Bank.

(l)	“Restricted Party” shall have the meaning set forth in subsection 9(a).

(m)	“Stand By Closing Date” means, with respect to any Closing Date, the Business Day immediately following such Closing Date.

(n)	“Stand By Loan Account” shall have the meaning set forth in subsection 2(a).

II.           Construction

As used in this Agreement:

(a)	All references to the masculine gender shall include the feminine gender (and vice versa);

(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(c)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(d)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(e)	Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

(f)	All references to “quarter” shall be deemed to mean calendar quarter; and

(g)
The fact that a Party has provided approval or consent shall not mean or otherwise be construed to mean that: (i) such Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) such Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Laws; (iii) such Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, such Party’s approval or consent impairs in any way such Party’s rights or remedies under the Agreement, including indemnification rights for PMI’s or PFL’s failure to comply with all Applicable Laws.

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